Exhibit 99.4

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-4 of BB&T Corporation (“BB&T”) and all amendments thereto (the “Registration Statement”), as a person who is to become a director of BB&T upon the consummation of the merger (as contemplated by the Agreement and Plan of Merger, dated as of November 11, 2014, by and between BB&T and Susquehanna Bancshares, Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: December 15, 2014

By:	/s/ Christine Sears
Christine Sears